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MICHAEL FOODS, INC. NEWS
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324 Park National Bank Building
5353 Wayzata Boulevard
Minneapolis, MN 55416
(612) 546-1500 FAX (612) 546-3711


Contact:  MARK D. WITMER
          DIRECTOR OF CORPORATE COMMUNICATIONS
          (612) 546-1500


For Immediate Release

MICHAEL FOODS ACQUIRES REFRIGERATED POTATO PRODUCTS LINE
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MINNEAPOLIS, December 21 -- Michael Foods, Inc. (NMS-MIKL) announced today that it has purchased the institutional refrigerated potato products business of Interstate Food Processing Corp. Interstate is the second largest producer in the U. S. foodservice refrigerated potato products market after Michael Foods' Northern Star Co. subsidiary. The purchase includes all institutional refrigerated potato products volume and related processing equipment and a long-term license for the use of Interstate's Quality Farms--Registered Trademark-- brand. In order to provide Michael Foods' new customers with the same high quality products and service they have received from Interstate, production and distribution will remain at Interstate's Fort Fairfield, Maine plant under a co-packing arrangement. Terms of the purchase were not disclosed.

Commenting on the acquisition, Chief Executive Officer Gregg A. Ostrander said, "This purchase is an excellent fit with our strategic plan to grow our sales and earnings by focusing primarily on value-added, refrigerated products sold in the foodservice market. With the addition of the former Interstate volume, we will solidify our standing as the premier supplier of high quality refrigerated potato products in the U.S. We will work with the former owners of this business to ensure that Interstate's customers continue to receive their customary top quality refrigerated potato products and high service level."

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.

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12-21-95